Exhibit 10.33

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

Non-employee directors of the Board receive a mix of cash and equity-based compensation. Directors who are employees or officers of the Company do not receive any additional compensation for Board service. The Company reimburses expenses associated with attendance at Board meetings for all directors. The Company does not provide any perquisites to its non-employee directors.

The following table sets forth the compensation program for non-employee directors effective in fiscal year 2022.

Annual cash retainer:	($)
●Board	85,000
Additional annual cash retainers:
●Lead Director	50,000
●Audit Committee Chair	25,000
●Compensation Committee Chair	22,500
●Nominating and Corporate Governance Committee Chair	15,000
Annual grant of restricted stock units (grant date fair value)	130,000

Cash compensation is generally paid quarterly in advance of the regularly scheduled meetings.

The restricted stock units are granted annually, generally during the first quarter of each fiscal year. Such restricted stock units vest in full on the first anniversary of the grant date (or earlier in the event of termination of the director by the Company without cause or within one year following a change in control), subject to the director’s continued service to the Company through such vesting date, and are settled in shares of the Company’s common stock within thirty days following the vesting date. Any newly appointed or elected non-employee director will be granted a pro rata portion of the restricted stock units as of the date of initial appointment.